Exhibit 1A-2a

Corporations Section P.O.Box 13697 Austin, Texas 78711-3697	John B. Scott Secretary of State

Office of the Secretary of State

CERTIFICATE OF FILING
OF

ILS Fixed Horizon LLC

File Number: 804507041

The undersigned, as Secretary of State of Texas, hereby certifies that a Certificate of Formation for the above named Domestic Limited Liability Company (LLC) has been received in this office and has been found to conform to the applicable provisions oflaw.

ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing effective on the date shown below.

The issuance of this certificate does not authorize the use of a name in this state in violation of the rights of another under the federal Trademark Act of 1946, the Texas trademark law, the Assumed Business or Professional Name Act, or the common law.

Dated: 04/05/2022

Effective: 04/05/2022

John B. Scott Secretary of State

Come visit us on the internet at https://www.sos.texas.gov/

Phone: (512) 463-5555 Prepared by: Lisa Sasin	Fax: (512) 463-5709 TID: 10306	Dial: 7-1-1 for Relay Services Document: 1136700840002